EXHIBIT 99

EXHIBIT 99.1

Contact: Glen Y. Sato
Chief Financial Officer
Exelixis, Inc.
(650) 837-7565
gsato@exelixis.com

EXELIXIS ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif.- August 8, 2001 - Exelixis, Inc., (Nasdaq:EXEL) today reported financial results for the quarter ended June 30, 2001. For the second quarter, Exelixis reported a net loss of approximately $13.5 million, or $0.30 per share, excluding non-cash charges for stock compensation expense, acquired in-process research and development and amortization of goodwill and intangibles. For the second quarter of 2000, the net loss was approximately $5.7 million, or $0.15 per share on a pro forma basis (i.e., assuming conversion of then outstanding preferred stock), excluding non-cash charges for stock compensation expense.

At June 30, 2001, cash, cash equivalents and short-term investments totaled approximately $123.1 million, compared to $112.6 million at December 31, 2000.

For the quarter ended June 30, 2001, total revenues increased to $8.6 million from $5.6 million for the same period of 2000. The increase was due primarily to increases in research and development performed and milestones earned under collaborations with Bayer Corporation, Pharmacia Corporation and Bristol-Myers Squibb Company. The second quarter of 2001 also included research and development revenues earned from collaborations with Dow AgroSciences LLC entered into in July 2000 and Aventis Crop Sciences resulting from our December 2000 acquisition of Agritope, Inc., now renamed Exelixis Plant Sciences, Inc., as well as revenues earned under a new collaboration with Protein Design Labs entered into in May 2001.

Research and development expenses for the quarter ended June 30, 2001 were $18.9 million, excluding stock compensation expense of $1.6 million, compared to $9.4 million, excluding stock compensation expense of approximately $4.0 million, for the equivalent period of 2000. The increase was due to the expansion of our research and development organization to support new collaborations, expansion into a new drug discovery facility and the significant build-out of our drug discovery organization. In the second quarter of 2001, general and administrative expense totaled $4.3 million, excluding stock compensation expense of $0.7 million, compared to $3.6 million, excluding stock compensation expense of approximately $1.3 million, in the second quarter of 2000. The increase resulted primarily from additional staffing required to support our expanding research and development operations. The second quarter also included non-cash charges of $7.9 million for the amortization of goodwill and intangibles and acquired in-process research and development expenses from recent acquisitions.

Exelixis reports revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 was issued in December 1999, and under SAB 101 Exelixis generally recognizes up-front payments, milestones and license fees over the term of the underlying agreement.

Recent Highlights

  Collaborations:
    Bristol-Myers Squibb Company and Exelixis entered into a broad collaboration and licensing agreement to create a new generation of cancer drugs that selectively destroy cancers that harbor defects in tumor suppressor gene pathways. Each company retains rights to half of the targets identified under the collaboration.
    Protein Design Labs and Exelixis signed a collaboration, which uses Exelixis' expertise in target identification and validation to discover novel antibody targets, and PDL's proficiency in antibody clinical development and manufacturing to create humanized antibodies for the diagnosis, prevention and treatment of cancer.
    Exelixis continued to deliver targets and assays to partners throughout the course of the quarter, earning milestone payments in most cases.
  Internal Programs:
    Exelixis announced the expansion of its internal programs to add metabolic diseases to cancer and angiogenesis as franchise areas for the company's pharmaceutical business. Exelixis' new programs, resulting from the conclusion of its research collaboration with Pharmacia in February 2002, will focus on developing therapies for cardiovascular disease, obesity and diabetes.
    The Tuebingen zebrafish screen resulted in the first "functional mapping" of a vertebrate species, linking genes to biological activity. This screen could one day lead to treatments for heart, bone, cartilage, vascular and nervous system disorders.
  Management:
    The following members were added to Exelixis' management team: Jeffrey R. Latts, M.D. as chief medical officer and senior vice president of clinical affairs and Mary Callan, Ph.D., director of business development. In addition, as a result of the acquisition of Artemis, Peter Stadler, Ph.D. and Paul Rounding, Ph.D., have been named managing director and vice president of business development, respectively, of the Artemis subsidiary of Exelixis.

Outlook

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be closed or entered into after July 31, 2001.

With respect to our corporate goals for the remainder of 2001, we continue to expect to achieve one new collaboration.

Due to expenses anticipated for the manufacture and clinical development of the Phase I/II cancer compound acquired from Bristol-Myers Squibb and the continued expansion of our research efforts in angiogenesis and our proprietary cancer drug development program, our planned growth in headcount and expenses for the remainder of the year will increase above those originally planned. For the third quarter, Exelixis anticipates that revenues will increase in the range of 35-40%, and expenses, excluding non-cash charges, will increase in the range of 20-25% from the second quarter levels.  For 2001, Exelixis expects to report a cash burn in the range of $42-47 million based on total revenues in the range of $40-45 million. We also expect to report a cash balance in excess of the $112.6 million reported at December 31, 2000.

Exelixis, Inc. is a leading genomics-based drug discovery company focused on product development through its expertise in comparative genomics and model system genetics. These technologies provide a rapid, efficient and cost effective way to move from DNA sequence data to knowledge about the function of genes and the proteins they encode. The company's technology is broadly applicable to all life sciences industries including pharmaceutical, diagnostic, agricultural biotechnology and animal health. Exelixis has collaborations with Aventis, Bayer, Bristol-Myers Squibb, Pharmacia, Protein Design Labs and Dow AgroSciences and is building its internal development program in the area of oncology. For more information, please visit the company's web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation the matters discussed in the "Outlook" section. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in its forward-looking statements as a result of many factors, including Exelixis' ability to enter into new collaborations, continue existing collaborations and receive milestones and royalties derived from future products developed from its research efforts; the rate of growth, if any, in license and contract revenues, the timing and level of expenses associated with the growth of proprietary programs and the ability to identify and develop compounds against proprietary cancer targets; the timing and expenses associated with the integration of Artemis; and the amount and timing of investments in manufacturing and clinical development of the rebeccamycin analogue currently in Phase I and Phase II clinical studies that was acquired from Bristol-Myers Squibb in July 2000.  In addition, with respect to the goal of a new collaboration prior to the end of 2001, Exelixis is unable to predict the timing of the entry into the new collaboration, if at all, the financial terms and whether or not Exelixis will successfully achieve any of the milestones or royalties included in the collaboration. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Annual Report on Form 10-K for the year ended December 31, 2000 and other SEC reports. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

EXELIXIS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)

                                                   Three months ended      Six months ended
                                                         June 30,              June 30,
                                                 --------------------- ---------------------
                                                     2001       2000       2001       2000
                                                 ---------- ---------- ---------- ----------
                                                      (unaudited)           (unaudited)
Revenues:
  License                                       $    924     $  932   $  1,848    $  1,864
  Contract and government grants                   7,627      4,684     14,437       9,703
                                                 ---------- ---------- ---------- ----------
    Total revenues                                 8,551      5,616     16,285      11,567
                                                 ---------- ---------- ---------- ----------

Operating expenses:
  Research and development                        18,922      9,367     34,569      16,297
  Selling, general and administrative              4,315      3,624      7,867       6,661
  Amortization of goodwill and intangibles         1,226        -        2,276         -
  Acquired in-process research and development     6,673        -        6,673         -
  Stock compensation expense                       2,294      5,295      4,170       8,558
                                                 ---------- ---------- ---------- ----------
    Total operating expenses                      33,430     18,286     55,555      31,516
                                                 ---------- ---------- ---------- ----------
Loss from operations                             (24,879)   (12,670)   (39,270)    (19,949)

Other income (expense):
  Interest and other income                        1,597      1,866      3,492       2,014
  Interest expense                                  (426)      (169)      (649)       (326)
                                                 ---------- ---------- ---------- ----------
    Total other income                             1,171      1,697      2,843       1,688
                                                 ---------- ---------- ---------- ----------
Net loss                                        $(23,708)  $(10,973)  $(36,427)   $(18,261)
                                                 ========== ========== ========== ==========

Net loss excluding non-cash charges for
  stock compensation, amortization of goodwill
  and intangibles, and acquired in-process
  research and development                      $(13,515)  $(5,678)  $(23,308)   $ (9,703)
                                                 ========== ========== ========== ==========
Basic and diluted net loss per share
  excluding non-cash charges                    $  (0.30)  $  (0.16)  $  (0.52)   $ (0.48)
                                                 ========== ========== ========== ==========
Shares used in computing basic and diluted
  net loss per share excluding non-cash charges   45,686     34,622     45,029      20,263
                                                 ========== ========== ========== ==========
Pro forma basic and diluted net loss per share
  excluding non-cash charges                    $  (0.30)  $  (0.15)  $  (0.52)    $ (0.29)
                                                 ========== ========== ========== ==========
Shares used in computing pro forma basic
  and diluted net loss per share excluding
  non-cash charges (1)                            45,686     38,142     45,029      33,462
                                                 ========== ========== ========== ==========

(1) Shares used in computing pro forma basic and diluted net loss per share include convertible stock outstanding during 2000 using the if-converted method from the original date of issuance.

EXELIXIS, INC.
CONSOLIDATED BALANCE SHEET DATA
 (in thousands)

                                                     JUNE 30,    DECEMBER 31,
                                                       2001         2000(2)
                                                    ------------  ------------
                                                    (unaudited)

Cash, cash equivalents & short term investments        $123,053        $112,552

Working capital                                         101,477          95,519

Total assets                                            238,519         204,914

Stockholders' equity                                    153,526         162,734

(2) Derived from the audited consolidated financial statements